Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Katie MacGillivary	NASDAQ: NICK
Nicholas Financial, Inc.		Vice President, CFO	Web site: www.nicholasfinancial.com
Corporate Headquarters		Ph # - 727-726-0763
2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial Reports

2nd Quarter Results

November 2, 2016 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended September 30, 2016, diluted earnings per share decreased 40% to $0.25 as compared to $0.42 for the three months ended September 30, 2015. Net earnings were $1,970,000 and $3,257,000 for the three months ended September 30, 2016 and 2015, respectively. Revenue remained relatively flat at $22,647,000 for the three months ended September 30, 2016 as compared to $22,687,000 for the three months ended September 30, 2015.

For the six months ended September 30, 2016, per share diluted net earnings decreased 30% to $0.62 as compared to $0.89 for the six months ended September 30, 2015. Net earnings were $4,873,000 and $6,927,000 for the six months ended September 30, 2016 and 2015, respectively. Revenue increased 2% to $45,562,000 for the six months ended September 30, 2016 as compared to $44,712,000 for the six months ended September 30, 2015.

Our net earnings for the three and six months ended September 30, 2016 were adversely affected primarily by an increase in the provision for credit losses due to higher charge-offs and past-due accounts along with a reduction in the gross portfolio yield. Conversely, our results were favorably impacted due to a change in the fair value of the interest rate swaps.

“During our second quarter, new loan origination continued to be below Company expectations due to numerous companies looking to acquire automobile retail installment contracts. Some of these companies are willing to acquire loans at riskier pricing, which we believe will ultimately leave those companies with unprofitable portfolios. During our second quarter, we closed three branch locations as a result of these respective markets not meeting the Company’s operating criteria to remain viable branch locations. Also, as previously disclosed, effective October 1, 2016, the Company has moved all loan-servicing operations from the branch locations to a centralized location within its Corporate Headquarters in Clearwater, FL. We continue to evaluate the various markets in which we operate; however, we do not expect any significant changes to the number of branches or other operations during our third quarter which ends December 31, 2016.” Stated Ralph T. Finkenbrink, the Company’s President and CEO.

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies in North America. The Company operates branch locations in both the Southeastern and the Midwestern states. The Company has approximately 7,779,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2016. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended September 30,		Six months ended September 30,
	2016	2015	2016	2015
Revenue:
Interest and fee income on finance receivables	$22,647	$22,687	$45,562	$44,712

Expenses:
Operating Professional fees	8,852 371	8,483 377	17,526 618	16,906 825
Provision for credit losses	8,144	6,178	15,170	11,167
Interest expense	2,243	2,273	4,487	4,439
Change in fair value of interest rate swaps	(121)	79	(103)	123

	19,489	17,390	37,698	33,460

Operating income before income taxes	3,158	5,297	7,864	11,252
Income tax expense	1,188	2,041	2,991	4,326

Net income	$1,970	$3,256	$4,873	$6,926

Earnings per share:
Basic	$0.25	$0.43	$0.63	$0.91

Diluted	$0.25	$0.42	$0.62	$0.89

Weighted average shares	7,672,000	7,622,000	7,672,000	7,619,000

Weighted average shares and assumed dilution	7,733,000	7,752,000	7,733,000	7,748,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	September 30,	March 31,
	2016	2016
Cash	$3,799	$1,849
Finance receivables, net	312,727	311,837
Other assets	12,255	11,623

Total assets	$328,781	$325,309

Line of credit	$209,000	$211,000
Other liabilities	11,755	11,460

Total liabilities	220,755	222,460

Shareholders’ equity	108,026	102,849

Total liabilities and shareholders’ equity	$328,781	$325,309

	Three months ended September 30, (In thousands)		Six months ended September 30, (In thousands)
Portfolio Summary	2016	2015	2016	2015

Average finance receivables, net of unearned interest (1)	$343,542	$334,701	$343,327	$329,628

Average indebtedness (2)	$208,461	$207,446	$209,437	$204,275

Interest and fee income on finance receivables	$22,647	$22,687	$45,562	$44,712

Interest expense	2,243	2,273	4,487	4,439

Net interest and fee income on finance receivables	$20,404	$20,414	$41,075	$40,273

Gross portfolio yield (3)	26.37%	27.11%	26.54%	27.13%

Interest expense as a percentage of average finance receivables, net of unearned interest	2.61%	2.72%	2.61%	2.69%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	9.48%	7.38%	8.84%	6.78%

Net portfolio yield (3)	14.28%	17.01%	15.09%	17.66%

Marketing, salaries, employee benefits, depreciation, administrative, and professional fees as a percentage of average finance receivables, net of unearned interest	10.74%	10.59%	10.57%	10.76%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (4)	3.54%	6.42%	4.52%	6.90%

Write-off to liquidation (5)	11.41%	9.64%	10.42%	8.34%

Net charge-off percentage (6)	9.36%	8.03%	8.43%	6.95%

Note: All three-month and six-month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(4)	Pre-tax yield represents net portfolio yield minus administrative expenses (marketing, salaries, employee benefits, depreciation, administrative, and professional fees) as a percentage of average finance receivables, net of unearned interest.
(5)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(6)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
September 30, 2016	$484,479	$29,327	$10,654	$7,310	$47,291
		6.05%	2.20%	1.51%	9.76%

September 30, 2015	$475,089	$19,746	$5,603	$2,575	$27,924
		4.16%	1.18%	0.54%	5.88%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
September 30, 2016	$11,088	$296	$87	$71	$454
		2.67%	0.78%	0.64%	4.09%

September 30, 2015	$11,673	$156	$28	$26	$210
		1.34%	0.24%	0.22%	1.80%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest (1):

	Three months ended September 30, (Purchases in thousands)		Six months ended September 30, (Purchases in thousands)
Contracts	2016	2015	2016	2015
Purchases	$41,540	$48,189	$82,370	$100,564
Weighted APR	22.26%	22.76%	22.32%	22.71%
Average discount	7.01%	7.57%	7.08%	7.55%
Weighted average term (months)	57	56	57	56
Average loan	$11,565	$11,357	$11,608	$11,370
Number of contracts	3,592	4,243	7,096	8,845

The following table presents selected information on the entire Contract portfolio of the Company (1):

	As of September 30,
Portfolio	2016	2015
Weighted APR	22.53%	22.77%
Weighted average discount	7.39%	8.01%
Weighted average term (months)	57	55
Number of active contracts	37,383	38,124

(1)	The following table does not include any selected information on Direct Loans; which only accounts for approximately 2% of the Company’s total receivable portfolio.